Exhibit 99.1

Staffing 360 Solutions Announces the Appointment of Nick Florio as
an Independent Director

Current Partner at Citrin Cooperman Brings Over 25 Years of Finance, Consulting and
Staffing Industry Experience to the Company’s Board

New York, NY – May 19, 2014 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company engaged in the provision of domestic and international staffing services in the finance and accounting, administrative, engineering, IT and cybersecurity verticals, today announced that Nick Florio, CPA, and Partner at Citrin Cooperman & Company, LLP with over 25 years of staffing experience, has been appointed an independent director of the Company.

“As the latest addition to our company, Nick brings a considerable amount of experience to our board of directors,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “We believe his broad knowledge in both finance and the staffing sector is going to be a major asset as we continue to grow through acquisitions. In addition, we believe Nick’s appointment and the creation of our various board committees will position us to apply for an uplisting to NASDAQ or NYSE in the latter part of this year.”

Mr. Florio has spent the past 25 years providing business consulting and financial advice to a variety of private and public staffing businesses. As Partner of Citrin Cooperman & Company, LLP, one of New York’s top accounting firms, Mr. Florio provides extensive experience in service businesses, including direct hire, staffing, executive search and outsourcing models, as well as M&A. Mr. Florio is a long-standing member of the firm’s Executive Committee and heads up the firm’s Quality Control department. He also served as former Co-Chairman and Founder of Premier International Associates, an international organization of accounting and business consulting firms founded by Citrin Cooperman in 1997.

“I’m thrilled to join the team at Staffing 360 Solutions,” said Mr. Florio. “I believe that Staffing 360 Solutions is quickly becoming a major force in the staffing industry. The company has done a tremendous job executing and assimilating a series of accretive acquisitions to-date, especially considering the size of the company this time last year. Staffing 360’s growth is truly remarkable and I’m looking forward to being part of the journey as we take the company to the next level.”

Mr. Florio also serves as the current President of the New York Staffing Association (NYSA) industry partner group, and is a board member of the New Jersey Staffing Alliance (NJSA), as a representative industry partner. He also lectures extensively on various tax and business topics and is a frequently invited to speak on the financial aspects of running and financing staffing companies at the national staffing conferences. Mr. Florio graduated from Pace University and is a member of the New York State Society of Certified Public Accountants.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the global staffing sector engaged in the acquisition of international staffing organizations with operations in the US, Europe and India. As part of its targeted consolidation model, Staffing 360 Solutions is pursuing broad spectrum staffing companies in the IT, financial, accounting, healthcare and cybersecurity industries. The Company believes the staffing industry offers opportunities to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to $300 million. For more information, please visit: www.staffing360solutions.com

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to, new agreements, the ability to enter into any additional acquisitions, or the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Company Contact:

Staffing 360 Solutions, Inc.

Alfonso J. Cervantes, Vice Chairman and President

212.634.6410

info@staffing360solutions.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

212.634.6413

info@trilogy-capital.com